Exhibit 99.1

May 18, 2023	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS FIRST QUARTER 2023 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO) today reported financial results for the company’s 16-week fiscal first quarter ended April 22, 2023.

First Quarter Summary:

Compared to the prior year first quarter where applicable

•	Sales increased 6.9% to a quarter-record $1.534 billion.

•	Net income decreased 17.4% to $70.7 million. Adjusted net income decreased 13.1% to $80.9 million.

•	Adjusted EBITDA(1) decreased 8.7% to $151.1 million, representing 9.8% of sales, a 170-basis point decrease.

•	Diluted EPS decreased $0.07 to $0.33. Adjusted diluted EPS(1) decreased $0.06 to $0.38.

CEO’s Remarks:

“Our first quarter results reflect the competitive strength of our leading brands and their ability to meet shifting consumer demand in a challenging environment. Price increases to offset inflationary pressures drove record sales, while our product mix continued to return to more normalized levels as consumers dined out of the home more frequently. Private label category sales remained strong, although the growth rate is moderating.

“We are adjusting our outlook for fiscal 2023 to account for the slow start to the year and lower-than-expected branded retail sales due to softer category demand. In response, we are adapting our business to make it even more resilient in the rapidly evolving consumer environment. The nationwide launch of our Dave’s Killer Bread Snack Bars represents a first step in expanding our brands outside of the bread category. We expect further progress in this area with an exciting pipeline of adjacent products in development, and through strategic acquisitions. Additionally, we are investing in a number of productivity and efficiency initiatives to ensure we are well-positioned to enhance shareholder value and achieve results in line with our long-term financial targets.”

For the 52-week Fiscal 2023, the Company Expects:

•	Sales in the range of approximately $5.086 billion to $5.141 billion, representing an increase of approximately 5.8% to 7.0% compared to the prior year period.

•	Adjusted EBITDA(2) in the range of approximately $494 million to $528 million.

•	Adjusted EPS(2) in the range of approximately $1.15 to $1.25.

The company’s outlook is based on the following assumptions:

•	Depreciation and amortization in the range of $160 million to $165 million

•	Net interest expense of approximately $9 million to $13 million

•	An effective tax rate of approximately 25%

•	Weighted average diluted share count for the year of approximately 213 million shares

•	Capital expenditures in the range of $140 million to $150 million, with $30 million to $40 million related to the ERP upgrade

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 22, 2023	April 23, 2022
Net income per diluted common share	$0.33	$0.40
Business process improvement costs	0.02	0.03
Impairment of assets	—	NM
Restructuring charges	0.01	—
Acquisition-related costs	0.01	—

Adjusted net income per diluted common share	$0.38	$0.44

NM - not meaningful.

Certain amounts may not add due to rounding.

Consolidated First Quarter Operating Highlights

Compared to the prior year first quarter where applicable

•	Sales increased 6.9% to $1.534 billion, a first quarter record. Pricing/mix(3) increased 13.6%, volume(4) declined 7.3%, and the Papa Pita acquisition added 0.6%.

•

Branded Retail sales increased $23.8 million or 2.5% to $979.3 million due to higher prices intended to offset inflationary pressures and improved promotional efficiency, partially offset by volume declines and increased product returns. Pricing/mix(3) rose 8.3%, volume(4) declined 6.3%, and the Papa Pita acquisition added 0.5%.

•

Other sales increased $74.7 million or 15.6% to $555.1 million due to higher prices intended to offset inflationary pressures, partially offset by volume declines largely due to exiting lower margin business and targeted sales rationalization in foodservice, cake, and private label. Pricing/mix(3) rose 23.1%, volume(4) declined 8.2%, and the Papa Pita acquisition added 0.7%.

•

Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 52.2% of sales, a 170-basis point increase. These costs increased as a percentage of sales due to input cost inflation, partially offset by inflation-driven pricing actions, lower employee compensation expense, and reduced outside purchases of product.

•

Selling, distribution, and administrative (SD&A) expenses were 38.6% of sales, in line with the prior year period, benefiting from sales increases in excess of wage inflation, lower incentive compensation, and lower distributor distribution fees as a percent of sales. Those benefits were offset by greater marketing expenses, increased amortization of cloud-based applications, and acquisition-related costs. Excluding matters affecting comparability, adjusted SD&A expenses were 38.0% of sales, in line with the prior year period.

•	Charges related to a restructuring of plant operation responsibilities from the sales function to the supply chain function were $4.2 million.

•	Depreciation and amortization (D&A) expenses were $43.7 million, or 2.9% of sales, a 10-basis point decrease.

•

Net income decreased 17.4% to $70.7 million due to all the factors mentioned above along with higher interest expense, partly offset by a lower effective tax rate. Adjusted net income decreased 13.1% to $80.9 million.

•	Adjusted EBITDA decreased 8.7% to $151.1 million, representing 9.8% of sales, a 170-basis point decrease.

Cash Flow, Capital Allocation, and Capital Return

For the first quarter of fiscal 2023, cash flow from operating activities decreased by $66.2 million to $58.0 million, capital expenditures decreased $16.5 million to $34.0 million, and dividends paid to shareholders increased $2.4 million to $49.1 million. Cash and cash equivalents were $27.7 million at the end of the first quarter of fiscal 2023.

(1)	Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.
(2)

No reconciliation of the forecasted range for Adjusted EPS to Diluted EPS and adjusted EBITDA to net income for the 52-week Fiscal 2023 is included in this press release because the company is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

(3)	Calculated as (current year period units X change in price per unit) / prior year period sales dollars
(4)	Calculated as (prior year period price per unit X change in units) / prior year period sales dollars

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, pre-recorded management remarks and a supporting slide presentation will be posted to the Flowers Foods website. The company will host a live question and answer webcast at 8:30 a.m. (Eastern) on May 19, 2023. The pre-recorded remarks and the webcast will be archived at flowersfoods.com/investors.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2022 sales of $4.8 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: flowersfoods.com/contact/media-inquiries

Forward-Looking Statements

Statements contained in this filing and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K (the “Form 10-K”) and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues); and (7) accounting standards or tax rates in the markets in which we operate, (b) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (c) changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward less expensive store branded products, (d) the level of success we achieve in developing and introducing new products and entering new markets, (e) our ability to implement new technology and customer requirements as required, (f) our ability to operate existing, and any new, manufacturing lines according to schedule, (g) our ability to implement and achieve our environmental, social, and governance goals in accordance with regulatory requirements and expectations of stakeholders, suppliers, and customers; (h) our ability to execute our business strategies which may involve, among other things, (1) the ability to realize the intended benefits of completed, planned or contemplated acquisitions, dispositions or joint ventures, (2) the deployment of new systems (e.g., our enterprise resource planning (“ERP”) system), distribution channels and technology, and (3) an enhanced organizational structure (e.g., our sales and supply chain reorganization), (i) consolidation within the baking industry and related industries, (j) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (k) our ability to adjust pricing to offset, or partially offset, inflationary pressure on the cost of our products, including ingredient and packaging costs; (l) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributor partners, (m) increasing legal complexity and legal proceedings that we are or may become subject to, (n) labor shortages and turnover or increases in employee and employee-related costs, (o) the credit, business, and legal risks associated with independent distributor partners and customers, which operate in the highly competitive retail food and foodservice industries, (p) any business disruptions due to political instability, pandemics, armed hostilities (including the ongoing conflict between Russia and Ukraine), incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (q) the failure of our information technology systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the planned implementation of the upgrade of our ERP system; and (r) the potential impact of climate change on the company, including physical and transition risks, availability or restriction of resources, higher regulatory and compliance costs, reputational risks, and availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of the Form 10-K, Part II, Item 1A., Risk Factors, of the Form 10-Q for the quarter ended April 22, 2023 and subsequent filings with the SEC for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted diluted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), and gross margin excluding depreciation and amortization. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants.

The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, to exclude additional costs that the company considers important to present to investors. These costs include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities, certain impairment charges, legal settlements and other costs impacting past and future comparability. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	April 22, 2023	December 31, 2022
Assets
Cash and cash equivalents	$27,720	$165,134
Other current assets	662,113	613,334
Property, plant and equipment, net	959,187	849,325
Right-of-use leases, net	277,086	275,214
Distributor notes receivable (1)	160,086	163,354
Other assets	37,142	37,008
Cost in excess of net tangible assets, net	1,358,533	1,209,625

Total assets	$3,481,867	$3,312,994

Liabilities and Stockholders’ Equity
Current liabilities	$491,281	$518,656
Long-term debt	1,063,242	891,842
Right-of-use lease liabilities (2)	287,829	282,862
Other liabilities	177,923	176,344
Stockholders’ equity	1,461,592	1,443,290

Total liabilities and stockholders’ equity	$3,481,867	$3,312,994

(1)	Includes current portion of $26,020 and $26,472, respectively.
(2)	Includes current portion of $50,838 and $45,769, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 22, 2023	April 23, 2022
Sales	$1,534,493	$1,435,932
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	800,852	724,592
Selling, distribution, and administrative expenses	591,943	554,952
Restructuring charges	4,195	—
Impairment of assets	—	990
Depreciation and amortization expense	43,735	43,423

Income from operations	93,768	111,975
Other pension benefit	(83)	(238)
Interest expense, net	3,886	2,101

Income before income taxes	89,965	110,112
Income tax expense	19,255	24,523

Net income	$70,710	$85,589

Net income per diluted common share	$0.33	$0.40

Diluted weighted average shares outstanding	213,397	213,314

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 22, 2023	April 23, 2022
Cash flows from operating activities:
Net income	$70,710	$85,589
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	62,975	64,669
Changes in assets and liabilities	(75,733)	(26,104)

Net cash provided by operating activities	57,952	124,154

Cash flows from investing activities:
Purchase of property, plant and equipment	(33,958)	(50,497)
Proceeds from sale of property, plant and equipment	96	1,431
Acquisition of business	(270,451)	—
Other	3,106	7,171

Net cash disbursed for investing activities	(301,207)	(41,895)

Cash flows from financing activities:
Dividends paid	(49,100)	(46,747)
Stock repurchases	(10,981)	(10,049)
Net change in debt borrowings	171,000	—
Payments on financing leases	(599)	(426)
Other	(4,479)	(5,761)

Net cash provided by (disbursed for) financing activities	105,841	(62,983)

Net (decrease) increase in cash and cash equivalents	(137,414)	19,276
Cash and cash equivalents at beginning of period	165,134	185,871

Cash and cash equivalents at end of period	$27,720	$205,147

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

Sales by Sales Class	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 22, 2023	April 23, 2022	$ Change	% Change
Branded Retail	$979,345	$955,531	$23,814	2.5%
Other	555,148	480,401	74,747	15.6%

Total Sales	$1,534,493	$1,435,932	$98,561	6.9%

Sales Bridge

For the 16-week period ended April 22, 2023	Branded Retail	Other	Total
Pricing/mix*	8.3%	23.1%	13.6%
Volume*	(6.3)%	(8.2)%	(7.3)%
Acquisition	0.5%	0.7%	0.6%

Total percentage point change in sales	2.5%	15.6%	6.9%

*	Computations above are calculated as follows:

Price/Mix $ = Current year period units × change in price per unit

Price/Mix % = Price/Mix $ ÷ Prior year period Sales $

Volume $ = Prior year period price per unit × change in units

Volume % = Volume $ ÷ Prior year period Sales $

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 22, 2023	April 23, 2022
Net income per diluted common share	$0.33	$0.40
Business process improvement costs	0.02	0.03
Impairment of assets	—	NM
Restructuring charges	0.01	—
Acquisition-related costs	0.01	—

Adjusted net income per diluted common share	$0.38	$0.44

NM - not meaningful. Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 22, 2023	April 23, 2022
Sales	$1,534,493	$1,435,932
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	800,852	724,592

Gross margin excluding depreciation and amortization	733,641	711,340
Less depreciation and amortization for production activities	24,448	23,434

Gross margin	$709,193	$687,906

Depreciation and amortization for production activities	$24,448	$23,434
Depreciation and amortization for selling, distribution, and administrative activities	19,287	19,989

Total depreciation and amortization	$43,735	$43,423

	Reconciliation of Selling, Distribution, and Administrative Expenses to Adjusted SD&A
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 22, 2023	April 23, 2022
Selling, distribution, and administrative expenses (SD&A)	$591,943	$554,952
Business process improvement costs	(6,219)	(9,064)
Acquisition-related costs	(3,223)	—

Adjusted SD&A	$582,501	$545,888

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 22, 2023	April 23, 2022
Net income	$70,710	$85,589
Income tax expense	19,255	24,523
Interest expense, net	3,886	2,101
Depreciation and amortization	43,735	43,423

EBITDA	137,586	155,636
Other pension benefit	(83)	(238)
Business process improvement costs	6,219	9,064
Impairment of assets	—	990
Restructuring charges	4,195	—
Acquisition-related costs	3,223	—

Adjusted EBITDA	$151,140	$165,452

Sales	$1,534,493	$1,435,932
Adjusted EBITDA margin	9.8%	11.5%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 22, 2023	April 23, 2022
Income tax expense	$19,255	$24,523
Tax impact of:
Business process improvement costs	1,555	2,266
Impairment of assets	—	248
Restructuring charges	1,049	—
Acquisition-related costs	806	—

Adjusted income tax expense	$22,665	$27,037

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 22, 2023	April 23, 2022
Net income	$70,710	$85,589
Business process improvement costs	4,664	6,798
Impairment of assets	—	742
Restructuring charges	3,146	—
Acquisition-related costs	2,417	—

Adjusted net income	$80,937	$93,129

	Reconciliation of Earnings per Share - Full Year Fiscal 2023 Guidance
	Range Estimate
Net income per diluted common share	$1.11	to	$1.21
Business process improvement costs	0.02		0.02
Restructuring charges	0.01		0.01
Acquisition-related costs	0.01		0.01

Adjusted net income per diluted common share	$1.15	to	$1.25